UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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LANNETT COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LANNETT COMPANY, INC.

9000 STATE ROAD

PHILADELPHIA, PA  19136

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JANUARY 18, 2012

TO THE STOCKHOLDERS OF LANNETT COMPANY, INC.

The annual meeting (the “Annual Meeting”) of the Stockholders of Lannett Company, Inc., a Delaware Corporation, (the “Company”) will be held on Wednesday, January 18, 2012 at 9:00 a.m., local time, at the Company’s newest facility at 13200 Townsend  Road, Philadelphia, PA  19154, for the following purposes:

1.               To elect seven (7) members of the Board of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;

2.               To obtain an advisory vote on the compensation of the Company’s executive officers;

3.               To obtain an advisory vote on the frequency of future advisory votes on executive compensation; and

4.               To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

THESE MATTERS ARE MORE FULLY DESCRIBED IN THE PROXY STATEMENT ACCOMPANYING THIS NOTICE.

Stockholders of record at the close of business on December 9, 2011 may vote at this Annual Meeting.

It is important that you be represented at the Annual Meeting.  You are cordially invited to attend the Annual Meeting in person and we encourage you to attend and take the opportunity to ask questions.

By Order of the Board of Directors

December 14, 2011	/s/ Ronald A. West
Philadelphia, Pennsylvania	Ronald A. West
Chairman of the Board

LANNETT COMPANY, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 18, 2012

ATTENDANCE AND VOTING MATTERS

DATE, TIME, AND PLACE OF MEETING

This Proxy Statement is provided to you by the Board of Directors of Lannett Company, Inc. (the “Company” or “Lannett”) in connection with the Annual Meeting.  The Annual Meeting will be held on Wednesday, January 18, 2012 at 9:00 a.m., local time, at the Company’s newest facility at 13200 Townsend  Road, Philadelphia, PA  19154, or at any adjournments or postponements of the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting.  We intend to mail this Proxy Statement and the accompanying Notice of Annual Meeting on or about December 16, 2011 to all Stockholders of the Company entitled to vote at the Annual Meeting.

VOTING METHODS

You may vote on matters to come before the meeting in two ways:

•                  You may come to the Annual Meeting and cast your vote in person;

•                  You may vote by signing and returning the enclosed proxy card by mail.  If you do so, the individuals named on the card will vote your shares in the manner you indicate.  You may revoke your proxy at any time prior to the Annual Meeting by sending written notice to the Secretary of the Company at 13200 Townsend Road, Philadelphia, PA 19154, or by attending the meeting.

If you come to the Annual Meeting to cast your vote in person and you are holding your stock in a brokerage account (“street name”), you will need to bring a legal proxy obtained from your broker.

You are entitled to cast one vote for each share of Lannett common stock owned on the record date, December 9, 2011.  As of the record date, there were 28,345,702 shares of Lannett common stock outstanding.  Stockholders are not entitled to cumulative voting in the election of directors.

QUORUM

A quorum of stockholders is necessary to hold a valid meeting for the transaction of business.  If the holders of a majority of Lannett common stock are present at the meeting, in person or by proxy, a quorum will exist.  Abstentions and “broker non-votes” are counted as present for purposes of establishing a quorum.

VOTE NECESSARY FOR ACTION

Directors are elected by a plurality vote of shares present at the Annual Meeting.  Each other action to be considered by the stockholders will be approved by the affirmative vote of at least a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.  For any proposal, an abstention will have the same effect as a vote against the proposal.  Broker non-votes will not be voted for or against any of these proposals and will have no effect on any of these proposals.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

NOMINEES

The Company’s Bylaws provide that the number of directors of the Company may be determined by the Stockholders, or in the absence of such determination, by the Board of Directors.  Currently, there are seven members of the Board of Directors.  The Board of Directors nominates the seven persons named below whom are currently serving on the Board of Directors, for election to the Board of Directors.  As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable to serve or will decline to serve as a director.  The seven nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company until the next Annual Meeting and until their successors have been elected and qualified or until their earlier resignation or removal.

The following list identifies the nominees for election to the Board of Directors and sets forth-certain information regarding each nominee.  All nominees are currently serving as directors of the Company.  A majority of the Directors on the Board are independent, as defined by the rules of the NYSE Amex stock exchange.  Those directors are referred to as “independent” below.

Ronald A. West, 77, was elected a Director of the Company in January 2002.  In September 2004, Mr. West was elected Vice Chairman of the Board of Directors and Lead Director and on June 1, 2011 was elected to serve as Chairman of the Board.  Mr. West is currently a Director of Beecher Associates, an industrial real estate investment company.  Prior to this, from 1983 to 1987, Mr. West, member of the Audit and Compensation committees at Lannett, served as Chairman and Chief Executive Officer of Dura Corporation, an original equipment manufacturer of automotive products and other engineered equipment components.  In 1987, Mr. West sold his ownership position in Dura Corporation, at which time he retired from active management positions.  Mr. West was employed at Dura Corporation since 1969.  Prior to this, he served in various financial management positions with TRW, Inc., Marlin Rockwell Corporation and National Machine Products Group, a division of Standard Pressed Steel Company.  Mr. West studied Business Administration at Michigan State University and the University of Detroit.

The Nominating and Governance Committee concluded that Mr. West is qualified and should continue to serve, due, in part, because of his long and successful career in the manufacturing sector, both as a senior executive and as a financial manager. In addition to his financial analytic skills, he is a natural leader with solid experience in corporate governance.  Mr. West is an independent director.  Mr. West serves as our lead independent director.

Jeffrey Farber, 51, was elected a Director of the Company in May 2006 and was appointed to Vice Chairman of the Board of Directors in July 2011.  Jeffrey Farber joined the Company in August 2003 as Secretary. Since 1994, Mr. Farber has been President and the owner of Auburn Pharmaceutical (“Auburn”), a national generic pharmaceutical distributor. Prior to starting Auburn, Mr. Farber served in various positions at Major Pharmaceutical (“Major”), where he was employed for over 15 years. At Major, Mr. Farber was involved in sales, purchasing and eventually served as President of the mid-west division. Mr. Farber also spent time working at Major’s manufacturing division — Vitarine Pharmaceuticals — where he served on its Board of Directors.  Mr. Farber graduated from Western Michigan University with a Bachelors of Science Degree in Business Administration and participated in the Pharmacy Management Graduate Program at Long Island University. Mr. Farber is the son of William Farber, the Chairman Emeritus of the Board of Directors of the Company.

The Nominating and Governance Committee concluded that Mr. Farber is qualified and should continue to serve, due, in part, to his significant experience in the generic drug industry and his ongoing role as the owner of a highly regarded and successful generic drug distributor. His skills include a thorough knowledge of the generic drug marketplace and drug supply chain management.

Arthur P. Bedrosian, J.D., 65, was promoted to President of the Company in May 2002 and CEO in January of 2006.  Previously, he served as the Company’s Vice President of Business Development from January 2002 to April 2002.  Mr. Bedrosian was elected as a Director in February 2000 and served to January 2002.  Mr. Bedrosian was re-elected a Director in January 2006.  Mr. Bedrosian has operated generic drug manufacturing, sales, and marketing businesses in the healthcare industry for many years.  Prior to joining the Company, from 1999 to 2001, Mr. Bedrosian served as President and Chief Executive Officer of Trinity Laboratories, Inc., a medical device and drug manufacturer.  Mr. Bedrosian also operated Pharmaceutical Ventures Ltd, a healthcare consultancy, Pharmeral, Inc. a drug representation company selling generic drugs, and Interal Corporation, a computer consultancy to Fortune 100 companies.  Mr. Bedrosian holds a Bachelor of Arts Degree in Political Science from Queens College of the City University of New York and a Juris Doctorate from Newport University in California.

The Nominating and Governance Committee concluded that Mr. Bedrosian is qualified to serve as a director, in part, because his experience as our President and Chief Executive Officer has been instrumental in the company’s growth and provides the board with a compelling understanding of our operations, challenges and opportunities.  In addition, his background includes over 40 years in the generic pharmaceutical industry that encompasses a broad background and knowledge in the underlying scientific, sales, marketing and supply chain management which brings special expertise to the board in developing our business strategies. His recent qualification to FINRA’s list of arbitrators as a FINRA Neutral recognizes his expertise and experience.

Kenneth Sinclair, Ph.D., 65, was elected a Director of the Company in September 2005. Dr. Sinclair is currently Professor of Accounting and Senior Advisor to the College of Business and Economics Dean at Lehigh University, where he began his academic career in 1972. Dr. Sinclair had served as Chair of Lehigh’s Accounting Department from 1988 to 1994 and 1998 to 2007.  He has taught a variety of accounting courses, including financial and managerial accounting at both the undergraduate and graduate level.  He has been recognized for his teaching innovation, held leadership positions with professional accounting organizations and served on numerous academic and advisory committees. He has received a number of awards and honors for teaching and service, and has researched and written on a myriad of subjects related to accounting. He has also been heavily involved with strategic planning at both the College and Department level at Lehigh.  Dr. Sinclair earned a Bachelor of Business Administration degree in Accounting, a Master of Science degree in Accounting and a Doctorate Degree in Business Administration with a concentration in Accounting from the University of Massachusetts.

The Nominating and Governance Committee concluded that Dr. Sinclair is qualified and should continue to serve, due, in part to his long and distinguished career as an accounting academic and his deep understanding of accounting and financial reporting.  His skills also include organizational planning and interpersonal relations.  Dr. Sinclair is an independent director.

Albert I. Wertheimer, Ph.D., MBA, 68, was elected a Director of the Company in September 2004.  Dr. Wertheimer has a long and distinguished career in various aspects of pharmacy, health care, education and pharmaceutical research.  Since 2000, Dr. Wertheimer has been a professor at the School of Pharmacy at Temple University, and director of its Center for Pharmaceutical Health Services Research.  From 1997 to 2000, Dr. Wertheimer was Director of Outcomes Research and Management at Merck & Co., Inc.  In addition to his academic responsibilities, he is the author of 32 books and more than 400 journal articles.  Dr. Wertheimer also provides consulting services to institutions in the pharmaceutical industry.  Dr. Wertheimer’s academic experience includes professorships and other faculty and administrative positions at several educational institutions, including the Medical College of Virginia, St. Joseph’s University, Philadelphia College of Pharmacy and Science and the University of Minnesota.  Dr. Wertheimer’s previous professional experience includes pharmacy services in commercial and non-profit environments.  Professor Wertheimer is a licensed pharmacist in five states, and is a member of several health associations, including the American Pharmacists Association and the American Public Health Association.  Dr. Wertheimer is the editor of the Journal of Pharmaceutical Health Services Research; and he has been on the editorial board of the Journal of Managed Pharmaceutical Care, Medical Care, and other healthcare journals.  Dr. Wertheimer has a Bachelor of Science Degree in Pharmacy from the University of Buffalo, a Master of Business Administration from the State University of New York at Buffalo, a Doctorate from Purdue University and a Post Doctoral Fellowship from the University of London, St. Thomas’ Medical School.

The Nominating and Governance Committee concluded that Dr. Wertheimer is qualified and should continue to serve, due, in part to his deep understanding of all aspects of pharmacy practice, including retail and manufacturing.  His skills include business planning and a sound knowledge of drug regulation and distribution.  Dr. Wertheimer is an independent director.

Myron Winkelman, R. Ph., 74, was elected a Director of the Company in June 2003.  Mr. Winkelman has significant career experience in various aspects of pharmacy and health care.  He is currently President of Winkelman Management Consulting (“WMC”), which provides consulting and audit services to both commercial and governmental clients.  He has served in this position since 1994.  Prior to creating WMC, he was a senior executive with ValueRx, a large pharmacy benefits manager, and served for many years as a senior executive for the Revco, Rite Aid and Perry Drug chains.  While at ValueRx, Mr. Winkelman served on the Board of Directors of the Pharmaceutical Care Management Association.  He belongs to a number of pharmacy organizations, including the Academy of Managed Care Pharmacy and the Michigan Pharmacy Association. Mr. Winkelman is a registered pharmacist and holds a Bachelor of Science Degree in Pharmacy from Wayne State University.

The Nominating and Governance Committee concluded that Mr. Winkelman is qualified and should continue to serve, due, in part to his experiences with and knowledge of Pharmacy Benefit Administration and Mail Order Pharmacy.  His skills include a deep understanding of government pharmacy benefits and the drug supply chain.  Mr. Winkelman is an independent director.

David Drabik, 43, was elected a Director of the Company in January 2011.  Mr. Drabik is a National Association of Corporate Directors Governance Fellow.  Since 2002, Mr. Drabik has been President of Cranbrook & Co., LLC (“Cranbrook”), an advisory firm primarily serving the private equity and venture capital community.  At Cranbrook, Mr. Drabik assists and advises its clientele on originating, structuring, and executing private equity and venture capital transactions.  From 1995 to 2002, Mr. Drabik served in various roles and positions with UBS Capital Americas (and its predecessor UBS Capital LLC), a New York City based private equity and venture capital firm that managed $1.5 billion of capital.  From 1992 to 1995, Mr. Drabik was a banker with Union Bank of

Switzerland’s Corporate and Institutional Banking division in New York City.  Mr. Drabik graduated from the University of Michigan with a Bachelors of Business Administration degree.

The Nominating and Governance Committee concluded that Mr. Drabik is well qualified and should be nominated to serve as a Director due, in part to his understanding and involvement in investment banking.  As a global investment bank professional with extensive experience advising senior management, his skills include business analytics, financing and a strong familiarity with SEC requirements.  Mr. Drabik is an independent director.

To the best of the Company’s knowledge, there are no material proceedings to which any nominee is a party, or has a material interest adverse to the Company.  To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any nominee during the past five years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LANNETT STOCKHOLDERS VOTE “FOR” THESE NOMINEES. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED FROM STOCKHOLDERS WILL BE VOTED IN FAVOR OF THESE NOMINEES.

BOARD MEETINGS AND COMMITTEES

The Board of Directors met five times during the fiscal year ended June 30, 2011 (“Fiscal 2011”).  In addition to meetings of the Board, directors attended meetings of individual Board committees.  In Fiscal 2011, each of the directors attended at least 75% of the Board meetings and meetings of Board committees of which they were a member.  There were 12 Audit Committee meetings, two Strategic Planning Committee meetings, three Nominating and Governance Committee meetings, eight Compensation Committee meetings and two Independent Directors meetings held during Fiscal 2011.

The Audit Committee has responsibility for recommending the retention of independent auditors, conferring with the independent auditors regarding their audit of the Company’s consolidated financial statements, reviewing the independent auditors’ fees and considering whether non-audit services are compatible with maintaining their independence, and considering the adequacy of internal financial controls.  All members of the Audit Committee are independent directors as defined by the rules of the NYSE Amex stock exchange. The Audit Committee is comprised of Dr. Sinclair (Chairman), Mr. West, Dr. Wertheimer and Mr. Drabik.   See “Report of the Audit Committee.”

Financial expert on audit committee:  The Board of Directors has determined that Dr. Sinclair, current director of Lannett, is the audit committee financial expert as defined in section 3(a)(58) of the Exchange Act and the related rules of the Commission.

The Compensation Committee establishes and regularly reviews the Company’s compensation philosophy, strategy, objectives and ethics and determines the compensation payable to the officers of the Company. The Committee also administers the Company’s equity compensation plans. All members of the Compensation Committee are independent directors as defined by the rules of the NYSE Amex stock exchange. The Compensation Committee is comprised of Mr. Winkelman (Chairman), Mr. West and Dr. Wertheimer.

The Strategic Planning Committee oversees the Company’s medium and long-term business strategies, including the decisions regarding new product initiatives, joint ventures and alliances, new markets and other matters related to the Company’s long-term planning process.  The Strategic Planning Committee is comprised of Dr. Wertheimer (Chairman), Mr. Winkelman, Mr. Bedrosian, Mr. Farber and Mr. Drabik.

The Nominating and Governance Committee reviews possible candidates for Board membership and recommends a slate of nominees to the Company.  This committee was formed in November 2007.  The committee is comprised of Dr. Sinclair, Mr. Winkelman and Mr. Drabik.

Recommendations to the Board of Directors are approved by a majority of directors. The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals for nomination. All candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity.  Other facts considered include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the pharmaceutical industry and public companies, as well as the ability of the individual to devote the necessary time to service as a director.

The Nominating and Governance Committee does not have a formal policy with regard to the consideration of any director candidates recommended by security holders.  The Nominating and Governance Committee will consider candidates recommended by Stockholders.  All nominees will be evaluated in the same manner, regardless of whether they were recommended by the Nominating and Governance Committee, or recommended by a Stockholder.  This will ensure that appropriate director selection continues.

The Chairman’s Committee’s purpose is to act on behalf of the Board between scheduled Board meetings, except for those matters specifically reserved to the full Board, when in exceptional circumstances, it is not possible or practicable to convene a regular meeting of the Board.  The Chairman’s Committee is comprised of Mr. West, Mr. Farber and Mr. Bedrosian.

Executive Sessions of Independent Directors

In accordance with the rules and regulations of the NYSE Amex stock exchange, non-management independent directors meet at regularly scheduled executive sessions without management participation. At least once a year, an executive session is held with only independent directors. Executive sessions are chaired by a lead independent director who is appointed annually by the Board of Directors from our independent directors. Mr. West currently serves as the lead independent director. In this role, Mr. West serves as chairperson of the independent director sessions and assists the Board in assuring effective corporate governance.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 1, 2011, information regarding the security ownership of the directors and certain executive officers of the Company and persons known to the Company to be beneficial owners of more than five (5%) percent of the Company’s common stock.  Although grants of restricted stock under the Company’s 2006 and 2011 Long Term Incentive Plans (“LTIPs”) generally vest equally over a three year period from the grant date, the restricted shares are included below because the voting rights with respect to such restricted stock are acquired immediately upon grant.

		Excluding Options			Including Options (*)
Name and Address of Beneficial Owner	Office	Number of Shares		Percent of Class	Number of Shares		Percent of Class
Directors/Executive Officers:

William Farber 13200 Townsend Road Philadelphia, PA 19154	Chairman Emeritus	5,667,488	(1)	19.99%	5,759,988	(1),(2)	20.25%

Ronald A. West 13200 Townsend Road Philadelphia, PA 19154	Chairman of the Board, Director	17,810		0.06%	72,758	(3)	0.26%

Jeffrey Farber 13200 Townsend Road Philadelphia, PA 19154	Director	5,713,562	(4)	20.16%	5,761,062	(4),(5)	20.29%

Kenneth Sinclair 13200 Townsend Road Philadelphia, PA 19154	Director	25,000		0.09%	50,000	(6)	0.18%

Albert Wertheimer 13200 Townsend Road Philadelphia, PA 19154	Director	28,500		0.10%	53,500	(7)	0.19%

Myron Winkelman 13200 Townsend Road Philadelphia, PA 19154	Director	28,500		0.10%	68,500	(8)	0.24%

David Drabik 13200 Townsend Road Philadelphia PA 19154	Director	7,500		0.03%	7,500		0.03%

Arthur P. Bedrosian 13200 Townsend Road Philadelphia, PA 19154	President and Chief Executive Officer	611.648	(9)	2.16%	999,548	(9),(10)	3.48%

William Schreck 13200 Townsend Road Philadelphia, PA 19154	Chief Operating Officer	33,838	(11)	0.12%	194,583	(11),(12)	0.68%

Kevin Smith 13200 Townsend Road Philadelphia, PA 19154	Vice President of Sales and Marketing	27,592	(13)	0.10%	225,686	(13),(14)	0.79%

Ernest Sabo 13200 Townsend Road Philadelphia, PA 19154	Vice President of Regulatory Affairs and Chief Compliance Officer	18,098	(15)	0.06%	97,192	(15),(16)	0.34%

		Excluding Options			Including Options (*)
Name and Address of Beneficial Owner	Office	Number of Shares		Percent of Class	Number of Shares		Percent of Class

David Farber 6884 Brook Hollow Ct West Bloomfield, MI 48322		5,705,050	(17)	20.13%	5,727,550	(17),(18)	20.19%

Martin P. Galvan 13200 Townsend Road Philadelphia, PA 19154	Vice President of Finance and Chief Financial Officer	—		—	—		—

Farber Properties 1775 John R Road Troy, MI 48083		5,000,000	(19)	17.64%	5,000,000		17.64%

Farber Family LLC 1775 John R Road Troy, MI 48083		528,142	(20)	1.86%	528,142		1.86%

Farber Investment LLC 1775 John R Road Troy, MI 48083		38,000	(21)	0.13%	38,000		0.13%

Robert Ehlinger 13200 Townsend Road Philadelphia, PA 19154	Vice President of Logistics and Chief Information Officer	17,874	(22)	0.06%	60,799	(22),(23)	0.21%

Broadfin Capital LLC 237 Park Avenue, Ninth Floor, New York, NY 10017		2,433,871	(24)	8.59%	2,433,871		8.59%

All directors and executive officers as a group (12 persons)		6,529,923		23.04%	7,591,129		25.81%

(1)                                  Includes 197,825 shares owned by William Farber’s spouse, Audrey Farber; 14,000 shares owned by William Farber’s brother, Gerald G. Farber, and 132,212 shares held by William Farber as custodian for his seven grandchildren.  Includes 26,250 shares held in William Farber’s IRA account.  Includes 5,000 shares received pursuant to a restricted stock award granted in January 2011 that vested immediately upon grant.

(2)                                  Includes 37,500 vested options to purchase common stock at an exercise price of $7.97 per share, 25,000 vested options to purchase common stock at an exercise price of $17.36 per share, 25,000 vested options to purchase common stock at an exercise price of $16.04 per share, and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(3)                                  Includes 9,948 vested options to purchase common stock at an exercise price of $7.97 per share, 15,000 vested options to purchase common stock at an exercise price of $17.36 per share, 25,000 vested options to purchase common stock at an exercise price of $16.04 and 5,000 vested options to purchase common stock at an exercise price of $6.89.

(4)                                  Includes 5,000,000 shares held by Farber Properties Group LLC (“FPG”).  FPG is managed and jointly owned by Jeffrey Farber and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of 2,500,000 shares held by FPG.  Includes 528,142 shares held by Farber Family LLC (“FFLLC”) which is managed by Jeffrey and David Farber. David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares. Includes 150 shares held by Jeffrey Farber as custodian for his son and 10,800 shares held by William Farber as custodian for his children.  Also includes 9,500 shares held by Farber Investment

Company (“FIC”), which holds 38,000 shares of common stock.  Jeffrey Farber and David Farber each beneficially owns 25% of FIC and each disclaims beneficial ownership of all but 9,500 shares held by FIC.

(5)                                  Includes 10,000 vested options to purchase common stock at an exercise price of $17.36 per share, 12,500 vested options to purchase common stock at an exercise price of $16.04, 20,000 vested options to purchase common stock at an exercise price of $4.55, and 5,000 vested options to purchase common stock at an exercise price of $6.89.

(6)                                  Includes 20,000 vested options to purchase common stock at an exercise price of $4.55 per share and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(7)                                  Includes 20,000 vested options to purchase common stock at an exercise price of $9.02 per share and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(8)                                  Includes 15,000 vested options to purchase common stock at an exercise price of $17.36, 20,000 vested options to purchase common stock at an exercise price of $16.04 and 5,000 vested options to purchase common stock at an exercise price of $6.89 per share.

(9)                                  Includes 35,950 shares owned by Arthur Bedrosian’s wife and 3,000 shares owned by his daughter. Mr. Bedrosian disclaims beneficial ownership of these shares.  Includes 10,000 unvested shares received pursuant to a restricted stock award granted in October 2009.  Includes 34,660 shares of common stock held through employee stock purchase plan.

(10)                            Includes 18,000 vested options to purchase common stock at an exercise price of $4.63 per share, 96,900 vested options to purchase common stock at an exercise price of $7.97 per share, 33,000 vested options to purchase common stock at an exercise price of $17.36 per share, 30,000 vested options to purchase common stock at an exercise price of $16.04 per share, 25,000 vested options to purchase common stock at an exercise price of $8.00 per share, 30,000 vested options to purchase common stock at an exercise price of $6.89 per share, 75,000 vested options to purchase common stock at an exercise price of $4.03 per share, 30,000 vested options to purchase common stock at an exercise price of $2.80, and 50,000 vested options to purchase common stock at an exercise price of $6.94 per share.

(11)                            Includes 5,000 unvested shares received pursuant to a restricted stock award granted in October 2009 which will vest in October 2012.

(12)                            Includes 17,745 vested options to purchase common stock at an exercise price of $11.27 per share, 12,000 vested options to purchase common stock at an exercise price of $5.18 per share and 15,000 vested options to purchase common stock at an exercise price of $6.89 per share, 50,000 vested options to purchase common stock at an exercise price of $4.03 per share, and 16,000 vested options to purchase common stock at an exercise price of $2.80 per share, 10,000 vested options to purchase common stock at an exercise price of $7.53 per share, and 40,000 vested options to purchase common stock at an exercise price of $6.94 per share.

(13)                            Includes 5,000 unvested shares received pursuant to a restricted stock award granted in October 2009 which will vest in October 2012.

(14)                            Includes 38,760 vested options to purchase common stock at an exercise price of $7.97 per share, 13,000 vested options to purchase common stock at an exercise price of $17.36 per share, 20,000 vested options to purchase common stock at an exercise price of $16.04 per share, 12,000 vested options to purchase common stock at an exercise price of $5.18 per share, 15,000 vested options to purchase common stock at an exercise price of $6.89 per share, 50,000 vested options to purchase common stock at an exercise price of $4.03 per share, 16,000 vested options to purchase common stock at an exercise price of $2.80 and 33,334 vested options to purchase common stock at an exercise price of $6.94 per share.

(15)                            Includes 5,000 unvested shares received pursuant to a restricted stock award granted in October 2009 which will vest in October 2012.

(16)                            Includes 3,260 vested options to purchase common stock at an exercise price of $7.48 per share, 4,000 vested options to purchase common stock at an exercise price of $5.18 per share, 7,500 vested options to purchase common stock at an exercise price of $6.89 per share, 15,000 vested options to purchase common stock at an exercise price of $4.03 per share, 16,000 vested options to purchase common stock at an exercise price of $2.80 per share, and 33,334 vested options to purchase common stock at an exercise price of $6.94 per share.

(17)                            Includes 5,000,000 shares held by FPG.  FPG is managed and jointly owned by Jeffrey Farber and David Farber.  David Farber and Jeffrey Farber each disclaim beneficial ownership of 2,500,000 shares held by FPG.  Includes 528,142 shares held by

FFLLC which is managed by Jeffrey and David Farber. David Farber and Jeffrey Farber each disclaim beneficial ownership of these shares. Indirect shares include 7,488 shares held by David Farber as custodian for his children, 16,200 shares held by William Farber as custodian for his children and 2,850 shares held by David Farber’s spouse.  Also includes 9,500 shares held by FIC, which holds 38,000 shares of common stock.  Jeffrey Farber and David Farber each beneficially owns 25% of FIC and each disclaims beneficial ownership of all but 9,500 shares held by FIC.

(18)                            Includes 10,000 vested options to purchase common stock at an exercise price of $17.36 per share and 12,500 vested options to purchase common stock at an exercise price of $16.04 per share.

(19)                            Farber Properties Group, LLC is managed and jointly owned by Jeffrey Farber and David Farber.

(20)                            Farber Family LLC is managed by Jeffrey Farber and David Farber as trustees.

(21)                            Farber Investment LLC is beneficially owned 25% each by Jeffrey and David Farber and 50% by Larry Farber.

(22)                            Includes 3,334 unvested shares received pursuant to a restricted stock award granted in October 2009 which will vest in October 2012.

(23)                            Includes 10,425 vested options to purchase common stock at an exercise price of $5.05 per share, 7,500 vested options to purchase common stock at an exercise price of $6.89 per share, 15,000 vested options to purchase common stock at an exercise price of $4.03 per share, and 10,000 vested options to purchase common stock at an exercise price of $6.94 per share.

(24)                            Based solely on the Schedule 13G filed with the SEC by Broadfin Capital LLC (“Broadfin”) on July 19, 2011 and Form 13F filed with the SEC by Broadfin on November 14, 2011.   As of September 30, 2011, Broadfin had voting power and dispositive power over 2,433,871 shares of the Company’s common stock.

* Assumes that all options exercisable within sixty days have been exercised which results in 29,406,908 shares outstanding.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that during Fiscal 2011, all filing requirements applicable to its officers, directors and greater-than-10% beneficial owners under Section 16(a) of the Exchange Act were complied with, except for one Form 3 for Mr. Drabik that was filed late, certain Form 4s that were filed late related to certain restricted share grants made to the Directors of Lannett in the current and prior years, and except for certain Form 4s related to Mr. William Farber’s sale of approximately 2,500,000 shares in December 2010 in a secondary public offering that were filed late.

DIRECTORS AND OFFICERS

The directors and executive officers of the Company are set forth below:

	Age	Position
Directors:

William Farber	80	Chairman Emeritus

Ronald A. West	77	Chairman of the Board

Jeffrey Farber	51	Vice Chairman of the Board

Arthur P. Bedrosian	65	Director

Kenneth Sinclair Ph.D.	65	Director

Albert I. Wertheimer, Ph.D.	68	Director

Myron Winkelman	74	Director

David Drabik	43	Director

Officers:

Arthur P. Bedrosian	65	President and Chief Executive Officer

Martin P. Galvan	59	Vice President of Finance and Chief Financial Officer

William F. Schreck	62	Chief Operating Officer

Kevin R. Smith	51	Vice President of Sales and Marketing

Ernest J. Sabo	63	Vice President of Regulatory Affairs and Chief Compliance Officer

Robert Ehlinger	53	Vice President of Logistics and Chief Information Officer

William Farber was elected as Chairman of the Board of Directors in August 1991.  From April 1993 to the end of 1993, Mr. Farber was the President and a director of Auburn Pharmaceutical Company.  From 1990 through March 1993, Mr. Farber served as Director of Purchasing for Major Pharmaceutical Corporation.  From 1965 through 1990, Mr. Farber was the Chief Executive Officer of Michigan Pharmacal Corporation.  Mr. Farber was previously a registered pharmacist in the State of Michigan for more than 40 years until his retirement from active employment in the pharmaceutical industry.  On June 1, 2011, Mr. Farber retired from his position as Chairman of the Board and was appointed Chairman Emeritus.

Ronald A. West — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. West.

Jeffrey Farber - See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Farber.

Arthur P. Bedrosian — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Bedrosian

Kenneth Sinclair — See “Proposal No. 1 - Election of Directors” for matters pertaining to Dr. Sinclair.

Albert I. Wertheimer — See “Proposal No. 1 - Election of Directors” for matters pertaining to Dr. Wertheimer.

Myron Winkelman — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Winkelman.

David Drabik — See “Proposal No. 1 - Election of Directors” for matters pertaining to Mr. Drabik.

Martin P. Galvan, CPA was appointed as the Company’s Vice President of Finance and Chief Financial Officer in August 2011.  Most recently, he was Chief Financial Officer of CardioNet, Inc., a medical technology and service company.  From 2001 to 2007, Mr. Galvan was employed by Viasys Healthcare Inc., a healthcare technology company that was acquired by Cardinal Health, Inc. in June 2007.  Prior to the acquisition, he served as Executive Vice President, Chief Financial Officer and Director Investor Relations. From 1999 to 2001, Mr. Galvan served as Chief Financial Officer of Rodel, Inc., a precision surface technologies company in the semiconductor industry.  From 1979 to 1998, Mr. Galvan held several positions with Rhone-Poulenc Rorer Inc., a pharmaceutical company, including Vice President, Finance — The Americas; President & General Manager, RPR Mexico & Central America; Vice President, Finance, Europe/Asia Pacific; and Chief Financial Officer, United Kingdom & Ireland. Mr. Galvan began his career with the international accounting firm Ernst & Young LLP.  He earned a Bachelor of Arts degree in economics from Rutgers University and is a member of the American Institute of Certified Public Accountants.

William F. Schreck joined the Company in January 2003 as Materials Manager.  In May 2004, he was promoted to Vice President of Logistics. In August 2009, Mr. Schreck has been promoted to Senior Vice President and General Manager. In January 2011, Mr. Schreck was promoted to Chief Operating Officer.   Prior to this, from 1999 to 2001, he served as Vice President of Operations at Nature’s Products, Inc., an international nutritional and over-the-counter drug product manufacturing and distribution company. From 2001 to 2002 he served as an independent consultant for various companies.  Mr. Schreck’s prior experience also includes executive management positions at Ivax Pharmaceuticals, Inc., a division of Ivax Corporation, Zenith-Goldline Laboratories and Rugby-Darby Group Companies, Inc.  Mr. Schreck has a Bachelor of Arts Degree from Hofstra University.

Kevin R. Smith joined the Company in January 2002 as Vice President of Sales and Marketing.  Prior to this, from 2000 to 2001, he served as Director of National Accounts for Bi-Coastal Pharmaceutical, Inc., a pharmaceutical sales representation company.  Prior to this, from 1999 to 2000, he served as National Accounts Manager for Mova Laboratories Inc., a pharmaceutical manufacturer.  Prior to this, from 1991 to 1999, Mr. Smith served as National Sales Manager at Sidmak Laboratories, a pharmaceutical manufacturer.  Mr. Smith has extensive experience in the generic sales market, and brings to the Company a vast network of customers, including retail chain pharmacies, wholesale distributors, mail-order wholesalers and generic distributors.  Mr. Smith has a Bachelor of Science Degree in Business Administration from Gettysburg College.

Ernest J. Sabo joined the Company in March 2005 as Director of Quality Assurance. In May 2008, Mr. Sabo was promoted to Vice President of Regulatory Affairs and Chief Compliance Officer. Prior to this, he served at Wyeth Pharmaceuticals as Manager of QA Compliance from 2001 to 2003 and as Associate Director of QA Compliance from 2003 to 2005. Mr. Sabo held former positions as Director of Validation, Quality Assurance, Quality Control and R&D at Delavau/Accucorp, Inc. from 1993 thru 2001. He has over 30 years experience in the pharmaceutical industry, his background spans from Quality Assurance, Quality Control, Cleaning/Process Validation and Manufacturing turn-key operations. Mr. Sabo holds a Bachelor of Arts in Biology from Trenton State College (now known as The College of New Jersey).

Robert Ehlinger joined the Company in July 2006 as Chief Information Officer.  In June 2011, Mr. Ehlinger was promoted to Vice President of Logistics and Chief Information Officer.  Prior to joining Lannett, Mr. Ehlinger was the Vice President of Information Technology at MedQuist, Inc., a healthcare services provider, where his career spanned 10 years in progressive operational and technology roles.  Prior to MedQuist, Mr. Ehlinger was with Kennedy Health Systems as their Corporate Director of Information Technology supporting acute care and ambulatory care health information systems and biomedical support services.  Earlier on, Mr. Ehlinger was with Dowty Communications where he held various technical and operational support roles prior to assuming the role of International Distribution Sales Executive managing the Latin America sales distribution channels.  Mr. Ehlinger received a Bachelor’s of Arts degree in Physics from Gettysburg College in Gettysburg, PA.

To the best of the Company’s knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any director, executive officer, or significant employee during the past five years.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE*

The following table summarizes all compensation paid to or earned by the named executive officers of the Company for Fiscal 2011, Fiscal 2010 and Fiscal 2009.

					Non-equity
Name and Principal	Fiscal		Stock	Options	incentive plan	All Other
Position	Year	Salary	Awards	Awards	compensation	Compensation	Total
(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)

Arthur P. Bedrosian	2011	$416,763	$—	$—	$—	$22,556	$439,319
President, Chief Executive	2010	407,410	359,384	297,390	269,750	22,367	1,356,301
Officer and Director	2009	367,202	—	42,381	244,365	43,796	697,744

Keith R. Ruck (1)	2011	190,000	—	—	—	15,617	205,617
Vice President of Finance and	2010	189,293	89,550	243,090	123,500	11,257	656,690
Chief Financial Officer	2009	128,854	—	22,163	60,617	1,234	212,868

Ernest Sabo	2011	153,616	—	—	—	18,077	171,693
Vice President of Regulatory Affairs	2010	142,575	161,092	198,260	93,195	18,802	613,924
and Chief Compliance Officer	2009	139,200	—	22,603	91,693	16,764	270,260

William Schreck	2011	219,231	—	—	—	19,592	238,823
Chief Operating Officer	2010	196,681	177,791	302,729	130,000	28,159	835,360
	2009	180,722	—	22,603	118,947	18,341	340,613

Kevin Smith	2011	207,722	—	—	—	21,888	229,610
Vice President of Sales and	2010	206,564	179,455	198,260	135,019	21,985	741,283
Marketing	2009	200,180	—	22,603	130,825	21,502	375,110

* Note — Effective February 28, 2010 for fiscal years ending on or after December 20, 2009, the SEC amended its rules related to the Summary Compensation and Director Compensation Tables.  The new rules require issuers to report as compensation the aggregate grant date fair-value of stock and option awards issued during the fiscal year to NEOs, rather than the dollar amount recognized for financial statement purposes for that fiscal year under the previous rules.  Amounts are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.  Prior year amounts have been restated.

(1)  Mr. Ruck separated his employment as the Company’s Vice President of Finance and Chief Financial Officer effective August 1, 2011.

(i)                                Supplemental All Other Compensation Table

The following table summarizes the components of column (i) of the Summary Compensation Table:

		Company
		Match		Pay in
Name and Principal	Fiscal	Contributions	Auto	Lieu of	Excess Life
Position	Year	401(k) Plan	Allowance	Vacation	Insurances	Total

Arthur P. Bedrosian	2011	$8,294	$13,500	$—	$762	$22,556
President, Chief Executive Officer and Director	2010	8,219	13,500	—	648	22,367
	2009	8,823	13,500	20,993	480	43,796

Keith R. Ruck	2011	4,703	10,800	—	114	15,617
Vice President of Finance and Chief Financial Officer	2010	2,499	8,668	—	90	11,257
	2009	1,182	—	—	52	1,234

Ernest Sabo	2011	6,812	10,800	—	465	18,077
Vice President of Regulatory Affairs and Chief Compliance Officer	2010	7,606	10,800	—	396	18,802
	2009	5,568	10,800	—	396	16,764

William Schreck	2011	8,327	10,800	—	465	19,592
Chief Operating Officer	2010	7,918	10,800	9,030	411	28,159
	2009	7,114	10,800	—	427	18,341

Kevin Smith	2011	8,250	13,500	—	138	21,888
Vice President of Sales and	2010	8,371	13,500	—	114	21,985
Marketing	2009	7,905	13,500	—	97	21,502

Compensation of Directors

Non-employee directors received a retainer of $3,500 per month as compensation for their services during Fiscal 2011.  They also were compensated $1,000 per Board meeting.  There were five Board meetings held during Fiscal 2011.  Additional committees of the Board of Directors include the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Strategic Planning Committee.  Committee members received $1,000 and the Chairman received $1,500 per Committee meeting attended.  There were 12 Audit Committee meetings, two Strategic Planning Committee meetings, three Nominating and Governance Committee meetings, eight Compensation Committee meetings and two Independent directors meetings held during Fiscal 2011.  Directors are also reimbursed for expenses incurred in attending Board and Committee meetings.

The following table provides information regarding fees earned and stock awards granted in Fiscal 2011 to non-employee directors:

DIRECTOR COMPENSATION

	Fees Earned	Stock Awards	Options Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

William Farber	$46,000	$28,100	$—	$—	$—	$—	$74,100

Ronald A. West	69,000	28,100	—	—	—	—	97,100

Jeffrey Farber	48,000	28,100	—	—	—	—	76,100

Kenneth Sinclair	70,000	28,100	—	—	—	—	98,100

Albert Wertheimer	71,000	28,100	—	—	—	—	99,100

Myron Winkelman	67,500	28,100	—	—	—	—	95,600

David Drabik	25,500	13,575	—	—	—	—	39,075

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

A fundamental goal of our compensation program is to maximize stockholder value. In order to accomplish this goal, we must attract and retain talented and capable executives, and we must provide those executives with incentives that motivate and reward them for achieving Lannett’s short and longer-term goals. To this end, our executive compensation is guided by the following key principles:

•      that executive compensation should depend upon group and individual performance factors;

•      that the interests of executives should be closely aligned with those of stockholders through equity-based compensation; and

•      that compensation should be appropriate and fair in comparison to the compensation provided to similarly situated executives within the pharmaceutical industry and within other publicly-traded companies similar in market capitalization to Lannett.

Important to our compensation program are the decisions of, and guidance from, the Compensation Committee of our Board of Directors. The Compensation Committee (which we refer to, for purposes of this analysis, as “the Committee”) is composed entirely of directors who are independent of Lannett under the independence standards established by the NYSE-AMEX Exchange, the securities exchange where our common stock is traded. The Committee operates pursuant to a written charter adopted by the Board. If you would like to review the Committee’s charter, it is available to any stockholder who requests a copy from our Chief Financial Officer, at 13200 Townsend Road, Philadelphia, Pennsylvania 19154.

The Committee has the authority and responsibility to establish and periodically review our executive compensation principles, described above. Importantly, the Committee also has sole responsibility for approving the corporate goals and objectives upon which the compensation of the chief executive officer (the “CEO”) is based, for evaluating the CEO’s performance in light of these goals and objectives, and for determining the CEO’s compensation, including his equity-based compensation.

The Committee also reviews and approves the recommendations of the CEO with regard to the compensation and benefits of other executive officers. In accomplishing this responsibility, the Committee meets regularly with the CEO, approves cash and equity incentive objectives of the executive officers, reviews with the CEO the accomplishment of these objectives and approves the base salary and other elements of compensation for the executive officers. The Committee has full discretion to modify the recommendations of the CEO in the course of its approval of executive officer compensation.

The Committee consults as needed with an outside compensation consulting firm retained by the Committee. As it makes decisions about executive compensation, the Committee obtains data from its consultant regarding current compensation practices and trends among United States companies in general and pharmaceutical companies in particular, and reviews this information with its consultant. In addition, the Chairman of the Committee is in contact with management outside of Committee meetings regarding matters being considered or expected to be considered by the Committee.  The Committee annually reviews recommendations from their outside consultant, and makes recommendations to the Board about the compensation of non-employee directors.  During Fiscal Year 2011, Lannett used Radford, an Aon Hewitt Company, as its consultant.

During Fiscal 2007, the Committee recommended the adoption of a new Incentive Plan to supplement our existing stock option plans.  The Incentive Plan was approved by our stockholders in January 2007. The Incentive Plan provides for the grant of various equity awards, including stock options and restricted stock, to Lannett employees and directors. The Committee is responsible for administering this Plan and it has sole authority to make grants to the CEO or any other executive officer.

In Fiscal 2011 the Committee recommended, and the Board of Directors determined there was a need for a greater variety of performance based executive compensation incentive alternatives. Accordingly the Board of Directors recommended, and the stockholders approved, the Lannett 2011 Long-Term Incentive Plan. The Plan authorizes the Committee to grant both stock and/or cash-based awards through (i) incentive and non-qualified stock options and/or (ii) restricted stock, and/or long-term performance awards to participants. With respect to the stock options and stock grants, 1,500,000 shares are set aside under the plan for stock option grants and/or restricted stock awards. At the time of an award grant, the Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.). The terms of the awards will be based on what the Committee determines is the most effective performance compensation approach to meet the Company’s strategic needs.  In conjunction with its responsibilities related to executive compensation, the Committee also oversees the management development process, reviews plans for executive officer succession and performs various other functions.

The individuals who served as Chief Executive Officer and Chief Financial Officer during Fiscal 2011, as well as the other individuals included in the Summary Compensation Table on page 12, are referred to as the “named executive officers.”

Risk Assessment

The criteria used for the bonus program of operating performance, research and development inclusive of ANDA/NDA submissions, acceptances of ANDA/NDAs, launches of approved ANDA/NDAs, individual performance goals, along with the weighting of each element, were assembled by the Company for our industry and were found to be reasonable for the nature of our business. The Compensation Committee reviews this criteria and gives final approval to the senior management.  It is then presented to the Board of Directors for final approval.

Operating performance ties in directly with shareholder value. There is no bonus opportunity for management if they do not create value, so management interests and shareholder value are aligned. The risk of diluting the Company’s operating cash positions through the awarding of excessive bonus awards is controlled by the imposition of a bonus cash award limit equal to 20% of adjusted operating income as calculated from its fiscal year-end financial statements.

The R&D component of the criteria looks to the sustainability and growth of the organization. While it could be argued that there is risk associated with the choice of which products to submit for approval, there is no indication that those risks would be outside what would be considered normal and reasonable in the course of doing business. The ultimate goal is to be able to sell a product that positively impacts operating performance, which cannot occur unless the process of submission, approval, and launch is followed. If submissions do not make it to the approval stage, and if the approved products are not successfully launched, they cannot positively affect operating performance. Since there is a minimum operating performance (operating profit) level that must be attained before any payments are made through the bonus plan, there is a check and balance to prevent what could be viewed as a portfolio of “risky” submittals. The impact on operating performance is created over a period of time based on the total sales, so there needs to be sustainability with any new launch.

The achievement of individual goals as part of the bonus is subject to review and approval by senior management with the CEO being the final review and approval. This multi-level process reduces the risk of having goals that are not linked to the overall objectives of the Company and its success. The awarding of a CEO discretionary portion, currently at 5% of the total of the bonus, also requires the same oversight. The total impact on bonus payout of these parts of the bonus program is significantly less than the operating performance and R&D parts. Again, there is no bonus payout unless the operating performance (operating profit) minimum goals are attained.

We believe our bonus program, along with the other elements of our executive compensation program, provides appropriate rewards and incentives to our executives to achieve our financial, business, and strategic goals. We also believe the structure and oversight of these programs provides a setting that does not encourage them to take excessive risks in their business decisions.

Our Fiscal 2011 Compensation Program

In Fiscal 2011, the Committee’s approach to compensation was intended to focus our executives on accomplishing our short and longer-term objectives, and it had as its ultimate objective sustained growth in stockholder value. This approach was intended to compensate executives at levels at or near the median levels of compensation offered by other pharmaceutical companies similar in size to Lannett and with whom we compete.

In making decisions about the elements of Fiscal 2011 compensation, the Committee not only considered available market information about each element but also considered aggregate compensation for each executive. Base salary provided core compensation to executives, but it was accompanied by:

•      the potential for incentive-based cash compensation based upon our attainment of Fiscal 2011 operating income, other targeted corporate goals and individual or departmental objectives,

•      various forms of equity compensation, including some grants based upon Fiscal 2011 sales growth results and upon our return on invested capital results,

•      various benefits and perquisites, and

•      the potential for post-termination compensation under certain circumstances.

Summary of Fiscal 2011 Compensation Elements

The table below provides detailed information regarding each element of the Fiscal 2011 compensation program.

	Compensation Element Overview	Purpose of the Compensation Element

Base Salary

Base salary pays for competence in the executive role. An executive’s salary level depends on the decision making responsibilities, experience, work performance, achievement of key goals and team building skills of each position, and the relationship to amounts paid to other executives at peer companies.

To provide competitive fixed compensation based on sustained performance in the executive’s role and competitive market practice.

Short-Term Incentives

Lannett Annual Discretionary Income Plan (LADIP) The LADIP program rewards with cash awards for annual achievement of overall corporate objectives, and specific individual or departmental operational objectives.  In Fiscal 2011, objectives for the Officers were tied to Lannett’s achievement of operating income targets, other targeted corporate goals and individual objectives.

To motivate and focus our executive team on the achievement of our annual performance goals.

Long-Term Incentives

Stock Options

Stock options reward sustained stock price appreciation and encourage executive retention during a three-year vesting term and a ten-year option life.

Restricted Stock

Restricted stock rewards sustained stock price appreciation and encourages executive retention during its three-year vesting term.

The value of participants’ restricted stock increases and decreases according to Lannett’s stock price performance during the vesting period and thereafter.

We strive to deliver a balanced long-term incentive portfolio to executives, focusing on (a) share price appreciation, (b) retention, and (c) internal financial objectives.

The primary objectives of the overall design are: to align management interests with those of stockholders,

to increase management’s potential for stock ownership opportunities (all awards are earned in shares),

to attract and retain excellent management talent, and

to reward growth of the business, increased profitability, and sustained stockholder value.

Benefits

In General

Executives participate in employee benefit plans available to all employees of Lannett, including health, life insurance and disability plans. The cost of these benefits is partially borne by the employee, but mostly paid by the Company.

These benefits are designed to attract and retain employees and provide security for their health and welfare needs. We believe that these benefits are reasonable, competitive and consistent with Lannett’s overall executive compensation program.

401(k) Plan

Executives may participate in Lannett’s 401(k) retirement savings plan, which is available to all employees. Lannett matches contributions to the Plan, at a rate of $.50 on the dollar up to 8% of base salary.

Life Insurance

Lannett provides life insurance benefits to all employees. The coverage amount for executives is one times base compensation up to a limit of $115,000 and premiums paid for coverage above $50,000 are treated as imputed income to the executive.

Disability Insurance

Lannett provides short-term and long-term disability insurance to employees which would, in the event of disability, pay an employee 60% of his or her base salary with limits.

	Compensation Element Overview	Purpose of the Compensation Element

Perquisites

Lannett does not utilize perquisites or personal benefits extensively. The few perquisites that are provided complement other compensation vehicles and enable the Company to attract and retain key executives. These perquisites include: automobile allowances in various amounts to key executives.

We believe these benefits better allow us to attract and retain superior employees for key positions.

Post-Termination Pay

Severance portion of employment agreement Lannett’s severance plan is designed to pay severance benefits to an executive for a qualifying separation. For the Chief Executive Officer, the severance plan provides for a payment of three times the sum of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

The severance plan is intended (1) to allow executives to concentrate on making decisions in the best interests of Lannett (or any successor organization in the event that a change of control is to occur), and (2) generally alleviate an executive’s concerns about the loss of his or her position without cause.

For the other named executive officers, the severance plan provides for a payment of eighteen months of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

The use of the above compensation tools enables Lannett to reinforce its pay for performance philosophy as well as to strengthen its ability to attract and retain high-performing executive officers. The Committee believes that this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value creation, and encourages executive recruitment and retention in a high-performance culture.

Market Data and Our Peer Group

In determining FY2011 compensation for the named executive officers, the Committee relied on market data provided by its consultants. This data was gathered from two sources. The Named Peer Group is comprised of 16 public life sciences companies that exhibit a comparable business and financial profile to Lannett, as defined by annual revenue, employee size and market value. The consultants also gathered published survey data from the Radford 2010 Global Survey Suite targeting life science companies with between 200 and 450 employees. To determine competitive market compensation, Survey and Named Peer data were combined (weighted equally) to form a market consensus (where possible).

Named Peer Group

Akorn Inc.
Caraco Pharmaceutical Labs
Cornerstone Therapeutics
Cumberland Pharmaceuticals
Derma Sciences
Hi Tech Pharmacal
Impax Laboratories Inc.
Inspire Pharmaceuticals Inc.
ISTA Pharmaceuticals Inc.
Jazz Pharmaceuticals
Momenta Pharmaceuticals
Obagi Medical
Par Pharmaceutical
Salix Pharmaceuticals Ltd.
Santarus Inc.
SciClone Pharmaceuticals

The Committee plans to evaluate the Peer Group periodically and revise it as necessary to ensure that it continues to be appropriate for benchmarking our executive compensation program.

Base Salary

Base salaries for the named executive officers are intended, in general, to approach median salaries for similarly situated executives among Peer Group companies. A number of additional factors are considered, however, in determining base salary, such as the executive’s individual performance, his or her experience, competencies, skills, abilities, contribution and tenure, internal compensation consistency, the need to attract new, talented executives, and the Company’s overall annual budget. Base salaries are generally reviewed on an annual basis.

Base salary increases were granted as of January 31, 2011 to Mr. Schreck for $50,000 effective as a result of his promotion to Chief Operating Officer and to Mr. Sabo for $26,624 based on the significant expansion of his job responsibilities. Mr. Bedrosian, Mr. Smith, and Mr. Ruck did not receive base salary increases during Fiscal 2011 as a result of a company wide salary freeze.

Fiscal 2011 Annual Incentive Bonus Plan

Design

In November 2010, the Committee approved the Fiscal 2011 Lannett Annual Discretionary Income Plan (or “LADIP”). This program allowed executive officers the opportunity to earn cash awards upon the accomplishment of the Fiscal 2011 operating income goal, other targeted corporate goals and a number of individual objectives. The relative weighting of these objectives for each executive was fifty percent (50%) for operating profit, thirty-five percent (35%) for individual and/or department goals, ten percent (10%) for achieving R&D goals and five percent (5%) based on CEO and Committee discretion.  For the CEO, the five percent (5%) discretionary portion will be determined by the Committee.

Based on market data provided by its consultant, and considering the relatively low base salaries of the named executive officers, the Committee formulated potential LADIP awards which exceeded the 50th percentile among Peer Group companies, expressed as percentages of base salary. Actual payouts depended upon the degree to which objectives were accomplished as well as the weight accorded to each objective, as described above. The table below shows the potential payout amounts for each of the named executive officers, expressed as percentages of base salary.

Performance Level	Arthur Bedrosian	Keith Ruck	Ernest Sabo	William Schreck	Kevin Smith
Goal 3 Level	100%	100%	100%	100%	100%
Goal 2 Level	75%	75%	75%	75%	75%
Goal 1 Level	50%	50%	50%	50%	50%

There are three participation levels: Goal 1, Goal 2, and Goal 3. Specific business objectives are defined for each “Goal” category. All business objectives for the particular “Goal” level must be met in order to be eligible for the potential payout for that “Goal” level. In the case of “Goal 1” all the objectives must be met for the plan to have any payout. In the event that Goal Level 3 is exceeded, additional bonus compensation may be provided as approved by the Compensation Committee.

As discussed above, each named executive officer’s objectives for Fiscal 2011 included Company operating income targets and other targeted corporate goals. The Committee reviewed and approved these targets following discussions with management, a review of our historical results, consideration of the various circumstances facing the Company during Fiscal 2011 and taking into account the expectations of our annual plan. The Fiscal 2011 operating income and other corporate goals LADIP targets approved by the Committee are detailed in the table below.

Objective	Goal 3	Goal 2	Goal 1
Operating Profit*	130% of budgeted operating profit	115% of budgeted operating profit	100% of budgeted operating profit

•                  Operating Profit is defined as Operating Income plus adding back Bonus Expense.  For purposes of determining achievement of the LADIP targets, these measures can exclude certain categories of non-recurring items that the Committee believes do not reflect the performance of Lannett’s core continuing operations. There were no adjustments made in Fiscal 2011 for non-recurring items.

In addition, the Company has targets related to R&D submissions and FDA acceptance letters as key objective areas.

All payouts to the named executive officers under the 2011 LADIP were contingent upon the Committee’s review and certification of the degree to which Lannett achieved the 2011 LADIP objectives, and upon the Committee’s certification of the degree to which individual objectives had been achieved. The program provides that payout for any objective would be limited to 20% of the actual operating income (as defined by the LADIP) attained by Lannett.

The 2011 LADIP program provided that the Committee could, in its discretion: modify, amend, suspend or terminate the Plan at any time.

Results

In August 2011, the Committee reviewed and certified Lannett’s Fiscal 2011 results for purposes of the LADIP program, determining that the objectives were not met for operating income and other corporate objectives to achieve any payments under the plan.

Mr. Bedrosian’s objectives were to increase gross margin, increase the sales to employee ratio, achieve cash and cash equivalent balance sheet totals, and increase gross profit on Cody products.

Mr. Schreck’s objectives were to improve purchasing operations by securing second source, raw material supply agreements for critical materials, and reduction of costs; to use technology to improve inventory control, inventory accuracy, and shipping and receiving efficiencies; and to effect cost reduction in major expense areas.

Mr. Ruck’s objectives were to deliver accurate and timely financial reports on a required monthly, quarterly, and annual basis to senior management and the Board of Directors; enhance financial performance through the management of receivables, controlling of service and professional fees, and budget management; and to use automation to improve the efficiency of financial transactions and reporting.

Mr. Sabo’s objectives were to review and enhance policies and procedures to ensure regulatory compliance; provide for technical and research capabilities required to ensure a flow of new products; and ensure compliance with DEA and FDA requirements.

Mr. Smith’s objectives were to exceed the company sales goals; meet and exceed the operating income goal; and gain forecasted market share on all new launches; decrease obsolete finished goods; and increase gross profit percentage.

Due to the FDA’s actions against Lannett’s marketed “grandfather” drugs, revenue, income, and financial goals were generally not achieved while operational goals were generally achieved. As a result, there were no payments made to any of the named executives.

2011 Long Term Incentive Awards (LTIA)

Design

The Committee believes that long-term equity incentives are an important part of a complete compensation package because they focus executives on increasing the value of the assets that are entrusted to them by the stockholders, achieving Lannett’s long-term goals, aligning the interests of executives with those of stockholders, encouraging sustained stock performance and helping to retain executives.

Prior to the approval of the Incentive Plan by stockholders in 2007, Lannett’s equity grants consisted only of stock options. The Incentive Plan expanded the types of equity vehicles which the Committee could grant to executives by including restricted stock. Equity grants are designed to emphasize particular elements of the Company’s immediate and long-term objectives and to retain key executives. We will refer to these grants collectively as Long Term Incentive Awards (LTIA). The types of grants available are:

•      stock options, becoming exercisable over three years (approximately one-third increments on each anniversary) from the date of the grant and having a total term of ten years, and

•      shares of restricted stock, vesting over three years (approximately one-third increments on each anniversary) from the date of grant.

The Committee assesses the appropriate overall value of these equity grants to executives by reviewing survey results and other market data provided by its consultant. This information includes the value of equity grants made to similarly situated executives among the Peer Group. The overall value of LTIA grants for each executive is determined by the Committee with assistance from their consultant.

In determining the overall value of LTIA grants, the Committee also considers the potential value of equity compensation relative to other elements of compensation for each named executive officer. It likewise assesses the appropriate distribution of equity value among the grant types, as well as the corporate objectives each type of grant is intended to encourage.

There were no Long Term Incentive Awards granted during FY2011.

Stock Options and Restricted Stock

Stock options and restricted stock granted as part of the LTIA are designed to reward sustained stock price appreciation and to encourage executive retention during a three-year vesting term and, in the case of stock options, a ten-year option life. Stock option and restricted stock awards are intended to align executives’ motivation with stockholders’ best interests. Grants of stock options will not be contingent upon any conditions. They are to be granted independent of organizational performance. Stock options become exercisable approximately in one-third increments on the first three anniversaries of the date of grant. Restricted stock will be contingent upon Lannett achieving annual sales growth and return on invested capital goals.  Restricted stock will vest in approximately one-third increments on the first three anniversaries of the date of the grant.

Perquisites and Other Benefits

We provide named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Lannett matches contributions to the 401(k) plan on a fifty cents on the dollar basis up to 8% of the contributing employee’s base salary, subject to limitations of the Plan and applicable law.  The named executive officers are also provided with car allowances, for which the taxes are also paid by the Company.

Lannett provides life insurance for executive officers which would, in the event of death, pay $115,000 to designated beneficiaries. Premiums paid for coverage above $50,000 are treated as imputed income to the executive. Lannett also provides short-term and long-term disability insurance which would, in the event of disability, pay the executive officer sixty percent (60%) of his base salary up to the plan limits of $2,000/week for short term disability and $15,000/month for long term disability. Executive officers participate in other qualified benefit plans, such as medical insurance plans, in the same manner as all other employees.

Attributed costs of the personal benefits available to the named executive officers for the fiscal year ended June 30, 2011, are included in column (i) of the Summary Compensation Table on page 12.

Severance and Change of Control Benefits

We believe that reasonable severance and change in control benefits are necessary in order to recruit and retain qualified senior executives and are generally required by the competitive recruiting environment within our industry and the marketplace in general. These severance benefits reflect the fact that it may be difficult for such executives to find comparable employment within a short period of time, and are designed to alleviate an executive’s concerns about the loss of his or her position without cause. We also believe that a change in control arrangement will provide an executive security that will likely reduce the reluctance of an executive to pursue a change in control transaction that could be in the best interests of our stockholders. Lannett’s severance plan is designed to pay severance benefits to an executive for a qualifying separation. For the Chief Executive Officer, the severance plan provides for a payment of three times the sum of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved. For the other named executive officers, the severance plan provides for a payment of eighteen months of base salary plus a pro rated annual cash bonus for the current year calculated as if all targets and goals are achieved.

Timing of Committee Meetings and Grants; Option and Share Pricing

The Committee typically holds four regular meetings each year, and the timing of these meetings is generally established during the year. The Committee holds special meetings from time to time as its workload requires. Historically, annual grants of equity awards have typically been accomplished at a meeting of the Committee in September of each year. Individual grants (for example, associated with the hiring of a new executive officer or promotion to an executive officer position) may occur at any time of year. We expect to coordinate the timing of equity award grants for Fiscal 2011 to be made within thirty (30) days of Lannett’s earnings release announcement following the completion of the fiscal year. The exercise price of each stock option and restricted share awarded to our executive officers is the closing price of our common stock on the date of grant.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes the deductibility of an executive officer’s compensation that exceeds $1.0 million per year unless the compensation is paid under a performance-based plan that has been approved by stockholders. The Committee believes that it is generally preferable to comply with the requirements of Section 162(m) through, for example, the use of our Incentive Plan. However, to maintain flexibility in compensating executive officers in a manner that attracts, rewards and retains high quality individuals, the Committee may elect to provide compensation outside of those requirements when it deems appropriate. The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion in this regard, even though such compensation may result in non-deductible compensation expenses to the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Taking this review and discussion into account, the undersigned Committee members recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this annual report on Form 10-K.

The Compensation Committee

Myron Winkelman (Chair)
Albert Wertheimer
Ronald West

Aggregated Options/SAR Exercises and Fiscal Year-end Options/SAR Values

No stock options or stock appreciation rights were granted to any of the Named Executive Officers in Fiscal 2011.

The following table sets forth information concerning the outstanding equity awards at June 30, 2011 owned by each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2011

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexericised Options (#) Exercisable	Number of Securities Underlying Unexericised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexericised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Arthur P. Bedrosian	18,000	—	—	$4.63	7/23/2012
President and Chief Executive Officer	96,900	—	—	$7.97	10/28/2012
	33,000	—	—	$17.36	10/24/2013
	30,000	—	—	$16.04	5/11/2014
	25,000	—	—	$8.00	1/18/2016
	30,000	—	—	$6.89	11/28/2016
	75,000	—	—	$4.03	9/18/2017
	20,000	10,000	—	$2.80	9/18/2018
	25,000	50,000	—	$6.94	10/29/2019
						20,000	$99,600

Keith R. Ruck	—	5,000	—	$2.79	10/29/2011
Vice President of Finance and	13,334	26,666	—	$7.98	10/29/2011
Chief Financial Officer	5,000	10,000	—	$6.94	10/29/2011
						6,667	$33,202

William Schreck	17,745	—	—	$11.27	2/18/2013
Chief Operating Officer	12,000	—	—	$5.18	10/25/2015
	15,000	—	—	$6.89	11/28/2016
	50,000	—	—	$4.03	9/18/2017
	10,667	5,333	—	$2.80	9/18/2018
	5,000	10,000	—	$7.53	10/27/2019
	20,000	40,000	—	$6.94	10/29/2019
						10,000	$49,800

Kevin Smith	38,760	—	—	$7.97	10/28/2012
Vice President of Sales and	13,000	—	—	$17.36	10/24/2013
Marketing	20,000	—	—	$16.04	5/11/2014
	12,000	—	—	$5.18	10/25/2015
	15,000	—	—	$6.89	11/28/2016
	50,000	—	—	$4.03	9/18/2017
	10,667	5,333	—	$2.80	9/18/2018
	16,667	33,333	—	$6.94	10/29/2019
						10,000	$49,800

Ernest Sabo	3,250	—	—	$7.48	3/1/2015
Vice President of Regulatory Affairs	4,000	—	—	$5.18	10/25/2015
and Chief Compliance Officer	7,500	—	—	$6.89	11/28/2016
	15,000	—	—	$4.03	9/18/2017
	10,668	5,332	—	$2.80	9/18/2018
	16,667	33,333	—	$6.94	10/29/2019
						10,000	$49,800

The options above were granted ten years prior to the option expiration date and vest over three years from that grant date.

EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with Arthur P. Bedrosian, President and Chief Executive Officer, Martin P. Galvan, Vice President of Finance and Chief Financial Officer, Kevin Smith, Vice President of Sales and Marketing, William Schreck, Chief Operating Officer, Ernest Sabo, Vice President of Regulatory Affairs and Chief Compliance Officer and Robert Ehlinger, Vice President of Logistics and Chief Information Officer.  Each of the agreements provide for an annual base salary and eligibility to receive a bonus.  The salary and bonus amounts of these executives are determined by the Board of Directors.  Additionally, these executives are eligible to receive stock options and restricted stock awards, which are granted at the discretion of the Board of Directors, and in accordance with the Company’s policies regarding stock option and restricted stock grants.  Under the agreements, these executive employees may be terminated at any time with or without cause, or by reason of death or disability.  In certain termination situations, the Company is liable to pay severance compensation to these executives of between 18 months and three years.

Effective August 1, 2011, Keith R. Ruck, the former Vice President of Finance and Chief Financial Officer of the Company, separated his employment from the Company.  Mr. Ruck entered into a Separation Agreement and Release with the Company dated August 1, 2011, pursuant to which he will receive seven months base salary totaling $110,833, medical benefits and vesting of outstanding options and previously awarded restricted stock grants.

During the third quarter of Fiscal Year 2009, the Company’s then current Vice President of Finance, Treasurer, Secretary and Chief Financial Officer resigned.  As part of his separation agreement, the Company was obligated to pay to him approximately $670,000 to settle any outstanding obligations from his employment agreement, including any salary, bonus, vacation, stock options and medical benefits.  Of this amount, $300,440 was paid in Fiscal 2009 with $165,000 designated for the payment of pro rated bonus, and $11,440 was designated for the payment of accrued but unused paid time off.  As part of the settlement, $124,000 was designated as the portion of the settlement related to the repurchase of his outstanding stock options. The Company therefore charged this amount to Additional Paid in Capital, as it represents the fair value of the options repurchased on the repurchase date.  Additional payments totaling $369,000 for severance and benefits were paid in Fiscal 2011 pursuant to the separation agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had sales of approximately $876,000, $679,000, and $786,000 during the fiscal years ended June 30, 2011, 2010 and 2009, respectively, to a generic distributor, Auburn Pharmaceutical Company (“Auburn”). Jeffrey Farber (the “related party”), a board member and the son of the Chairman Emeritus of the Board of Directors and principal shareholder of the Company, William Farber, is the owner of Auburn.  Accounts receivable includes amounts due from the related party of approximately $259,000 and $161,000 at June 30, 2011 and 2010, respectively.  In the Company’s opinion, the terms of these transactions were not more favorable to the related party than would have been to a non-related party.

In January 2005, Lannett Holdings, Inc. entered into an agreement in which the Company purchased for $100,000 and future royalty payments the proprietary rights to manufacture and distribute a product for which Pharmeral, Inc. (“Pharmeral”) owned the ANDA.  In Fiscal 2008, the Company obtained FDA approval to use the proprietary rights.  Accordingly, the Company originally capitalized this purchased product right as an indefinite lived intangible asset and tested this asset for impairment on a quarterly basis.  During the fourth quarter of Fiscal 2009, it was determined that this intangible asset no longer had an indefinite life.  No impairment existed because the estimated fair value exceeded the carrying amount on that date. Accordingly, the $100,000 carrying amount of this intangible asset will be amortized on a straight line basis prospectively over its 10 year remaining estimated useful life.  Arthur Bedrosian, President and Chief Executive Officer of the Company, Inc. currently owns 100% of Pharmeral.  This transaction was approved by the Board of Directors of the Company and in their opinion the terms were not more favorable to the related party than they would have been to a non-related party. In May 2008, Mr. Bedrosian and Pharmeral waived their rights to any royalty payments on the sales of the drug by Lannett under Lannett’s current ownership structure.  Should Lannett undergo a change in control where a third party is involved, this royalty would be reinstated. Additionally, the registered trademark OB-Natal® was transferred to Lannett for one dollar from Mr. Bedrosian during 2009.

Lannett Company, Inc. paid a management consultant, who is related to Mr. Bedrosian, $134,914 in fees and $18,905 in reimbursable expenses during Fiscal 2011 and $115,700 in fees and $16,803 in reimbursable expenses during Fiscal 2010.  This consultant provided management, construction planning, laboratory set up and administrative services in regards to the Company’s initial set up of its Bio-study laboratory in a foreign country.  It is expected that this consultant will continue to be utilized into Fiscal 2012. In the Company’s opinion, the fee rates paid to this consultant and the expenses reimbursed to him were not more favorable than what would have been paid to a non-related party.

CODE OF CONDUCT

The Company has adopted the Code of Professional Conduct (the “code of ethics”), a code of ethics that applies to the Company’s Chief Executive Officer, Chief Financial Officer, and Corporate Controller, and other finance organization employees.  The code of ethics is publicly available on our website at www.lannett.com.  If the Company makes any substantive amendments to the finance code of ethics or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer, or Corporate Controller, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is currently comprised of four independent directors (as defined in section 121(A) of the NYSE Amex stock exchange listing standard) and operates under a written charter adopted by the Board of Directors in accordance with rules of the NYSE Amex stock exchange.

Management is responsible for the Company’s internal controls and the financial reporting process, in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue an opinion on the financial statements.  The Audit Committee’s responsibility is to monitor and oversee these processes.

Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.  Management has confirmed to the Committee that such financial statements (i) have been prepared with integrity and objectivity and are the responsibility of management and (ii) have been prepared in conformity with generally accepted accounting principles.

The Audit Committee discussed with the independent auditor matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  SAS 61 requires the Company’s Independent Auditors to provide the Committee with additional information regarding the scope and results of their audit of the Company’s financial statements, including with respect to (i) their responsibilities under generally accepted auditing standards, (ii) significant accounting policies, (iii) management judgments and estimates, (iv) any significant accounting adjustments, (v) any disagreements with management and (vi) any difficulties encountered in performing the audit. The Committee discussed with the Company’s independent auditors, with and without management present, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Company’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence.  Grant Thornton LLP, Lannett’s independent auditors, stated in the written disclosures that in their judgment they are, in fact, independent.  The Audit Committee concurred in that judgment of independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representations of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Lannett’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 as filed with the Securities and Exchange Commission.

Audit Committee:

Kenneth Sinclair, Ph. D. (Chairman)
Ronald West
Albert Wertheimer, Ph. D.
David Drabik

APPOINTMENT OF INDEPENDENT AUDITORS FOR FISCAL 2012

In prior years, stockholder ratification of the selection of the independent registered public accounting firm for the Company was requested at the annual stockholder meeting. In the spirit of the corporate governance requirements of the Sarbanes-Oxley Act of 2002, and Section 10A — (m)(2) of the Securities Exchange Act of 1934, as amended, which states — “The audit committee of each issuer, in its capacity as a committee of the board of directors, shall be directly responsible for the appointment, compensation, and oversight of the work of any registered public accounting firm employed by the issuer (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such registered public accounting firm shall report directly to the audit committee” — the Audit Committee, with the approval of the Board, has determined that a ratification vote would inhibit the Audit Committee’s ability to make timely decisions with respect to the appointment and/or dismissal of the independent registered public accounting firm and has therefore recommended removal of the ratification vote from the proxy process.

A representative from Grant Thornton, as independent registered public accounting firm for the current fiscal year, is expected to be present at the Annual Meeting and will be available to respond to appropriate questions.

Grant Thornton LLP served as the independent auditors of the Company during Fiscal 2011, 2010 and 2009. No relationship exists other than the usual relationship between independent public accountant and client. The following table identifies the fees incurred for services rendered by Grant Thornton LLP in Fiscal 2011, 2010 and 2009.

	Audit Fees	Audit-Related	Tax Fees (1)	All Other Fees (2)	Total Fees

Fiscal 2011:	$361,155	$—	$106,822	$—	$467,977
Fiscal 2010:	$352,760	$—	$190,401	$7,574	$550,735
Fiscal 2009:	$295,084	$—	$179,677	$10,932	$485,693

(1) Tax fees include fees paid for preparation of annual federal, state and local income tax returns, quarterly estimated income tax payments, and various tax planning services.

(2) Other fees include fees paid for review of various SEC correspondences.

The non-audit services provided to the Company by Grant Thornton LLP were pre-approved by the Company’s audit committee.  Prior to engaging its auditor to perform non-audit services, the Company’s audit committee reviews the particular service to be provided and the fee to be paid by the Company for such service and assesses the impact of the service on the auditor’s independence.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL NO. 2 — NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Regulation 14A of the Exchange Act, we are seeking stockholder approval, on an advisory basis, of the compensation of our named executive officers as disclosed under the “Executive Compensation” section of this proxy statement. Accordingly, for the reasons discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we are asking our stockholders to vote “FOR” this proposal.

While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Board of Directors or our Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of all our stockholders and will consider the outcome of this vote when making future compensation decisions for our named executive officers.

Approval of this proposal requires the favorable vote of a majority of the votes cast by the Lannett stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED UNDER THE “EXECUTIVE COMPENSATION” SECTION OF THIS PROXY STATEMENT.

PROPOSAL NO.  3 — NON-BINDING ADVISORY VOTE ON FREQUENCY OF THE STOCKHOLDER VOTE ON EXECUTIVE COMPENSATION

As required by Regulation 14A of the Exchange Act, we are seeking a stockholder vote, on an advisory basis, on the frequency with which we include in our proxy statement an advisory vote on executive compensation. By voting on this proposal, stockholders may indicate whether they prefer that we seek such an advisory vote every one, two or three years. Pursuant to Section 14A of the Exchange Act, we are required to hold at least once every six years an advisory stockholder vote to determine the frequency of the advisory stockholder vote on executive compensation.

After consideration of this proposal, our Board of Directors determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for the Company and therefore recommends a vote for a triennial advisory vote. In reaching its recommendation, our Board of Directors considered that a triennial advisory vote would permit the pay for performance elements of our compensation programs to be judged over a period of time. Our Board of Directors believes that a well-structured compensation program should include policies and practices that emphasize the creation of stockholder value over the long-term and that the effectiveness of such plans cannot be best evaluated on an annual or biennial basis.

While we intend to carefully consider the voting results of this proposal, the vote is advisory in nature and therefore not binding on us, our Directors or our Compensation Committee. Our Board of Directors and Compensation Committee value the opinions of our all our stockholders and will consider the outcome of this vote when deciding upon the frequency of stockholder votes on executive compensation.

Approval of this proposal requires the favorable vote of a majority of the votes cast by the Lannett stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT AN ADIVSORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE HELD “EVERY THREE YEARS.”

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth above. If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

NOTICE REQUIREMENTS

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2012 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit their proposal to us at the Company’s offices at 13200 Townsend Road, Philadelphia, PA 19154, not later than August 17, 2012.

Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to the Company at the aforementioned address not later than November 23, 2012.

If the Company does not receive notice of a Stockholder proposal within this timeframe, management will use its discretionary authority to vote the shares they represent, as our Board of Directors may recommend.  The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and all other applicable requirements.

2011 ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report containing audited financial statements for the fiscal year ended June 30, 2011 accompanies this Proxy Statement.  You can obtain additional copies of our Annual Report on Form 10-K for the fiscal year ended June 30, 2011 at no charge by writing to Lannett Company, Inc., attention Chief Financial Officer, 13200 Townsend Road, Philadelphia, PA 19154.

SIGNATURE

Pursuant to the requirement of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: December 14, 2011	LANNETT COMPANY, INC.

/s/ Ronald A. West
Ronald A. West
Chairman of the Board

With- For All For hold Except Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. X PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JANUARY 18, 2012 Detach above card, sign, date and mail in postage paid envelope provided. PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon. LANNETT COMPANY, INC. REVOCABLE PROXY LANNETT COMPANY, INC. INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee's name in the space provided below. This proxy is solicited on behalf of the Board of Directors. The undersigned stockholder of Lannett Company, Inc., a Delaware corporation ("Lannett"), hereby appoints Ronald West and Martin P. Galvan and either of them, as proxies with full power of substitution, for the undersigned to vote the number of shares of common stock of Lannett that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Lannett to be held on January 18, 2012, at 9:00 a.m. local time, at the Company's facility at 13200 Townsend Road, Philadelphia, PA 19154 and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated December 14, 2011. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" Proposals 1 and 2 and “FOR THREE YEARS” in favor of Proposal 3. Receipt of the Proxy Statement, dated December 14, 2011, is hereby acknowledged. 2. Proposal to approve, on an advisory basis, the compensation of our named executive officers. The Board of Directors recommends you vote FOR 3 YEARS on the following proposal: 3. An advisory vote on the frequency of the advisory vote on the compensation of our named executive officers. You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendation. The proxies cannot vote your shares unless you sign and return this card. 1. Proposal to elect directors of Lannett, each to serve until Lannett's next annual meeting of stockholders or until their respective successors have been duly elected and qualified. Ronald West, Jeffrey Farber, Arthur Bedrosian, Kenneth Sinclair, Albert Wertheimer, Myron Winkelman and David Drabik IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED. PLEASE MARK VOTES AS IN THIS EXAMPLE 0242 PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://www.cfpproxy.com/0242 For Against Abstain 3 Years 2 Years 1 Year Abstain